EXHIBIT 5.1
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                               December 23, 1998



Board of Directors
Sonic Automotive, Inc.
5401 East Independence Boulevard
Charlotte, North Carolina 28218

Dear Sirs:

      We are acting as counsel to Sonic Automotive, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement (File No. 333-68183) on Form S-3 (as amended through the date hereof, the "Registration Statement"). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

      The Registration Statement covers resales by certain selling security holders listed in the Registration Statement (the "Selling Security Holders") of certain shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock") that were issued by the Company in connection with acquisitions of the Selling Security Holders' businesses or upon conversion of shares of the Company's Class A Convertible Preferred Stock, par value $.10 per share, that were issued in connection with acquisitions of the Selling Security Holders' businesses.

      In our representation of the Company, we have examined (i) the Registration Statement, (ii) the Company's Certificate of Incorporation and Bylaws, each as amended to date, (iii) all actions of the Company's Board of Directors recorded in the Company's minute book, (iv) the form of certificate for the Company's Class A Common Stock, (v) the form of certificate for the Company's Class A Convertible Preferred Stock, Series II, par value $.10 per share (the "Series II Preferred Stock"), (vi) the form of certificate for the Company's Class A Convertible Preferred Stock, Series III, par value $.10 per share (the "Series III Preferred Stock"), (vii) that certain Asset Purchase Agreement dated April 10, 1998 by and among the Company, Century Auto Sales, Inc., A. Foster McKissick, III and Murray P. McKissick, (viii) that certain Asset Purchase Agreement dated April 10, 1998 by and among the Company, Fairway Management Company d/b/a Heritage Lincoln-Mercury-Jaguar and Fairway Ford,
Inc., (viii) that certain Stock Purchase Agreement dated as of April 30, 1998 by and among the Company, Aldo B. Paret and Casa Ford of Houston, Inc., (ix) that certain Asset Purchase Agreement dated as of July 7, 1998 by and among the Company, HMC Finance Corporation, Inc., Halifax Ford-Mercury, Inc., Higginbotham Automobiles, Inc., Higginbotham Chevrolet-Oldsmobile, Inc., Sunrise Auto World, Inc. and Dennis D. Higginbotham



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Board of Directors
Sonic Automotive, Inc.
December 23, 1998
Page 2



(the "Higginbotham Purchase Agreement"), as amended by Amendment No. 1 and Supplement to the Higginbotham Purchase Agreement dated as of September 16, 1998, (x) that certain Stock Purchase Agreement dated as of October 6, 1998 between the Company and Ron Craft, (xi) a certificate of good standing with respect to the Company from the State of Delaware and (xii) such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

      Based upon the foregoing, we are of the following opinion:

      1. The 485,294 shares of Class A Common Stock issued by the Company to Dennis D. Higginbotham have been duly authorized and validly issued and are fully paid and non-assessable.

      2. The 89,323 shares of Class A Common Stock issued by the Company to Century Auto Sales, Inc. have been duly authorized and validly issued and are fully paid and non-assessable.

      3. The 16,492 shares of Class A Common Stock issued by the Company to Fairway Management Company have been duly authorized and validly issued and are fully paid and non-assessable.

      4. The 2,313 shares (the "Paret Preferred Shares") of Series III Preferred Stock issued by the Company to Aldo B. Paret have been duly authorized and validly issued and are fully paid and non-assessable. The 137,612 shares of Class A Common Stock reserved for issuance upon conversion of the Paret Preferred Shares have been duly authorized and, when and to the extent issued upon conversion of the Paret Preferred Shares in accordance with the Company's Certificate of Incorporation, as amended to date, will be validly issued, fully paid and non-assessable.

      5. The 3,675 shares (the "Craft Preferred Shares") of Series II Preferred Stock issued by the Company to Ron Craft have been duly authorized and validly issued and are fully paid and non-assessable. The 200,000 shares of Class A Common Stock reserved for issuance upon conversion of the Craft Preferred Shares have been duly authorized and, when and to the extent issued upon conversion of the Craft Preferred Shares in accordance with the Company's Certificate of Incorporation, as amended to date, will be validly issued, fully paid and non-assessable.

      The opinions expressed herein are limited to matters governed by the General Corporation Law of the State of Delaware.

      We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" in related prospectuses. In giving this consent, we do not admit that we are in the category of persons whose consent is


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Board of Directors
Sonic Automotive, Inc.
December 23, 1998
Page 3


required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,



                                    /s/   Parker, Poe, Adams & Bernstein L.L.P.

PJS/gci